Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Actuate Therapeutics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock	(1)	457(o)		$	$34,500,000.00	0.000087	$3,001.50
Fees to be Paid	Equity	Warrants to be issued to the underwriter	(2)	Other			0.00	0.000087	0.00
Fees to be Paid	Equity	Common stock underlying warrants to be issued to the underwriter		457(o)		$	$1,509,375.00	0.000087	$131.32

Total Offering Amounts:							$36,009,375.00		3,132.82
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,132.82

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Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.

The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	No registration fee required pursuant to Rule 457(g).

We have agreed to issue to the underwriter warrants to purchase shares of common stock representing up to 3.5% of the common stock issued in the offering. The underwriter’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the common stock offered hereby.